Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2025, relating to the consolidated financial statements of Ampco-Pittsburgh Corporation (the “Corporation”), appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Pittsburgh, Pennsylvania
May 12, 2025